Exhibit 5.1

Skygarden Erika-Mann-Straße 5 80636 München Germany +49 (0) 89 21 21 63 0 Main +49 (0) 89 21 21 63 73 Fax www.dechert.com
CONFIDENTIAL congatec Holding AG Auwiesenstrasse 5 94469 Deggendorf Germany	BERTHOLD A. HUMMEL Sekretariat: Marcella Huber berthold.hummel@dechert.com +49 (0) 89 21 21 63 67 Direct

12 November 2015

Re: congatec Holding AG

Ladies and Gentleman,

1.                            We are acting as special German counsel to congatec Holding AG (the “Company”), a German stock corporation (Aktiengesellschaft) organized under the laws of Germany, in connection with the proposed offer, issuance and sale of up to 5,454,988 American Depositary Shares evidenced by American Depositary Receipts (the “ADSs”), each representing an ownership interest of 1/4 of an ordinary registered share of the Company with a nominal value of € 1.00 per share, the underlying shares consisting of

(a)               up to 1,750,000 ordinary shares to be issued by the Company from a capital increase resolved by the shareholders’ meeting of the Company on November 11, 2015, whereby the share capital of the Company was increased from € 3,557,333 by up to € 1,750,000 to up to € 5,307,333 through the issuance of up to 1,750,000 registered, no par value new shares in the Company each with a nominal value of € 1.00 per share as to be registered with the commercial register of the local court (Amtsgericht) of Munich, Germany, on or around November 19, 2015 (the “New Shares”),

(b)               up to 318,747 existing ordinary shares (the “Old Shares”) from the holdings of the following shareholders of the Company, congatec Mitarbeiter Treuhand-UG, Dr. Steffen Lehmann & Cie. GmbH, Heinz Iglhaut, Lin Shu Wan,

A list of partners is available for inspection at the above address

Almaty • Austin • Beijing • Boston • Brussels • Charlotte • Chicago • Dubai • Dublin • Frankfurt • Hartford • Hong Kong • London • Los Angeles • Luxembourg • Moscow • Munich • New York • Orange County • Paris • Philadelphia • Princeton • San Francisco • Silicon Valley • Singapore • Tbilisi • Washington, D.C.

Technologie Beteiligungsfonds Bayern II GmbH & Co. KG, Vetos GmbH, Domino Beteiligungs GmbH and Tobias Mühlbauer in the proportion and sequence as set out in the Underwriting Agreement to be concluded by and among the Company, the several underwriters named in the Underwriting Agreement and the shareholders on or around November 13, 2015 (the “Underwriting Agreement”), and

(c)                up to 818,236 existing ordinary shares from the holdings of congatec Mitarbeiter Treuhand-UG, Dr. Steffen Lehmann & Cie. GmbH, Heinz Iglhaut, Lin Shu Wan, Technologie Beteiligungsfonds Bayern II GmbH & Co. KG, Anita Mühlbauer and Tobias Mühlbauer in the proportion and sequence as set out in the Underwriting Agreement to cover over-allotments, if any (the “Option Shares”).

In our capacity as such counsel, we are familiar with (i) the proceedings relating to the creation of the Company as a German stock corporation organized under the laws of Germany, and (ii) the proceedings taken and proposed to be taken by the Company in connection with the issuance of the New Shares.

2.                            This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 filed by the Company with the Securities and Exchange Commission on October 14, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

3.                            In arriving at the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)               the Registration Statement;

(b)               the articles of association (Satzung) of the Company as in effect on the date hereof;

(c)                an excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) in Munich, Germany, with respect to the Company;

(d)               executed copies of the resolutions adopted by the Company’s shareholders’ meeting on November 11, 2015 resolving on the capital increase and its execution and thereby issuing the New Shares (the “New Shares Resolutions”);

(e)                the draft, in substantially final form, of the application (the “Application”) for the registration of the New Shares with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, to be executed by the Company and by the chairman of the supervisory board (Aufsichtsratsvorsitzender) on or around November 15, 2015; and

(f)                 such other documents and corporate records of the Company and such other instruments and certificates of officers and representatives of the Company and such other persons as we deemed appropriate as a basis for the opinions expressed below.

4.                            In rendering the opinions expressed below, we have relied, without independent verification, upon the following assumptions:

(a)               The authenticity of all documents submitted to us as originals;

(b)               The New Shares Resolutions have been duly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany;

(c)                The conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;

(d)               The genuineness of all signatures (other than on behalf of the Company) on all documents submitted to us;

(e)                That any natural person signing any agreement, instrument or other document was legally competent at the time of execution; and

(f)                 The accuracy as to factual matters of each document we have reviewed.

5.                            On the basis of and in reliance upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

The Company is a German stock corporation (Aktiengesellschaft) duly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Federal Republic of Germany, and validly existing under the laws of the Federal Republic of Germany.

The Old Shares, the New Shares and the Option Shares are duly authorized and will, when sold as contemplated by the Registration Statement, be validly issued, fully paid and non-assessable.

6.                            This opinion is subject to the following:

The foregoing opinion is limited to the laws of Germany and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our office under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Best regards,

/s/ Dechert LLP

Berthold Hummel

Rechtsanwalt

Partner